Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259889

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated April 12, 2022)

Lilium N.V.

Up to 201,805,118 Class A Shares

Up to 27,729,889 Class A Shares Issuable Upon Exercise of Warrants and Options

Up to 7,060,000 Warrants

This prospectus supplement amends and supplements the prospectus dated April 12, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-259889), that relates to (a) the issuance by us of an aggregate of up to 52,142,954 of our Class A ordinary shares, nominal value €0.12 per share (“Class A Shares”), and (b) the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (collectively, the “selling securityholders”) of (i) up to 210,665,118 of our Class A Shares and (ii) up to 7,060,000 Private Warrants (as defined in the Prospectus).

Our Class A Shares and Public Warrants (as defined in the Prospectus) are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “LILM” and “LILMW”, respectively. On May 31, 2022, the closing sale price as reported on Nasdaq of our Class A Shares was $2.65 per share and of our Public Warrants was $0.3536 per warrant.

This prospectus supplement is being filed to update and supplement the information in the Prospectus to include that, on June 1, 2022, Lilium N.V. (“Lilium”) published a press release announcing the naming of Klaus Roewe, a former Airbus executive, as Lilium’s new CEO. Roewe will be joining Lilium on August 1, 2022. Daniel Wiegand, Lilium co-founder and the current CEO, will continue as Lilium’s Chief Engineer for Innovation and Future Programs and as a Board Director. As is standard practice, the formal role of CEO will be effective upon approval at Lilium’s 2022 Annual General Meeting of Shareholders.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 16 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 1, 2022.